As filed with the Securities and Exchange Commission on November 25, 1998
                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------

                             AMERICAN STANDARD INC.
             (Exact name of registrant as specified in its charter)
         Delaware                                    25-0900465
(State or other jurisdiction             (I.R.S. Employer Identification Number)
 of incorporation or organization)
                              One Centennial Avenue
                            Piscataway, NJ 08855-6820
                                 (732) 980-6000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                        AMERICAN STANDARD COMPANIES INC.
             (Exact name of registrant as specified in its charter)
         Delaware                                    13-3465896
(State or other jurisdiction            (I.R.S. Employer Identification Number)
 of incorporation or organization)
                              One Centennial Avenue
                            Piscataway, NJ 08855-6820
                                 (732) 980-6000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            ------------------------
                            Richard A. Kalaher, Esq.
                   Vice President, General Counsel & Secretary
                             American Standard Inc.
                              One Centennial Avenue
                                  P.O. Box 6820
                            Piscataway, NJ 08855-6820
                                 (732) 980-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------
                                   Copies to:
                             Michael A. Becker, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. [ ]
    If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [X]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                         CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                           Proposed Maximum         Proposed Maximum
      Title of Each Class of             Amount to          Aggregate Price             Aggregate             Amount of
    Securities to be Registered        be Registered         Per Share (1)         Offering Price (1)      Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Debt Securities                        $500,000,000            100%                   $500,000,000              $139,000
-----------------------------------------------------------------------------------------------------------------------------
Debt Guarantees                        $500,000,000            (2)                    (2)                       none (3)
=============================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.
(2) The additional registrant will not be paid any portion of the proceeds in respect of the Guarantees.
(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the Guarantees.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED November 25, 1998


PROSPECTUS

                                  $500,000,000

                                 Debt Securities

                       American Standard Inc. (as Issuer)
                 American Standard Companies Inc. (as Guarantor)
                              One Centennial Avenue
                          Piscataway, New Jersey 08855
                                 (732) 980-6000



         American Standard Inc. intends to offer at one or more times its debt securities. American Standard Companies Inc. will unconditionally guarantee the payment of principal, premium, if any, and interest on the debt securities. This prospectus describes the general terms that will apply to all $500 million of the debt securities we intend to offer under this Registration Statement. We will describe the specific terms of each series of debt securities that we offer in a supplement to this prospectus. Supplements will be made available at the time of each offering of debt securities. You should read this prospectus and the related supplement carefully before you invest.


         Consider carefully the risk factors beginning on page 7 in this prospectus.

                                ----------------

         Neither the Securities and Exchange Commission nor any State Securities Commission approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------



                        The date of this Prospectus is .


[On left side of page]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                                            Page


About This Prospectus..........................................................2

Where You Can Find More Information............................................3

The Company....................................................................6

Risk Factors...................................................................8

Use Of Proceeds...............................................................12

Ratio Of Earnings To Fixed Charges............................................12

Description Of Debt Securities................................................13

Plan Of Distribution..........................................................30

Legal Matters.................................................................32

Experts.......................................................................32




                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under the shelf process, we are permitted to sell the securities described in this prospectus, in one or more offerings, up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. In deciding whether to invest in any of the securities being offered under this registration statement, you should read both this prospectus and the prospectus supplement relating to the particular offering you are considering, together with additional information described under the heading "Where You Can Find More Information."

         The registration statement that contains this prospectus (including exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC's website or at the SEC office mentioned below under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         American Standard Companies Inc. and its wholly-owned subsidiary, American Standard Inc., file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities maintained at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about its public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov. American Standard Companies Inc.'s SEC filings are also available at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We "incorporate by reference" into this prospectus the information we file with the SEC. That means that, rather than reprinting here all of the information contained in our other documents filed with the SEC, we can disclose important information to you by referring you to those documents that are already filed. The information incorporated by reference is an important part of this prospectus and information that we file with the SEC in the future will automatically update and supersede what is printed in this prospectus. We incorporate by reference the following documents that we have filed with the SEC and all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all the securities offered by this prospectus:

     o The Guarantor's Annual Report on Form 10-K for the year ended December 31, 1997, including portions incorporated therein of the Guarantor's definitive Proxy Statement dated March 26, 1998.

     o The Guarantor's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     o The Guarantor's Current Reports on Form 8-K filed January 9, 1998, February 6, 1998 and February 10, 1998.

     o The Issuer's Annual Report on Form 10-K for the year ended December 31, 1997.

     o The Issuer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

     o The Issuer's Current Reports on Form 8-K filed January 9, 1998 and February 6, 1998.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address:

American Standard Companies Inc.
One Centennial Avenue
P.O. Box 6820
Piscataway, NJ  08855-6820
Attention:  Office of the Secretary
Telephone: (732) 980-6000

         You should rely only on the information incorporated by reference or set forth in this prospectus and that is set forth in the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering our debt securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

         We provide information and make statements in this prospectus that are considered forward-looking information or statements. Many of these statements contain words such as "believes," "expects," "intends" and other similar words. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information or statements. Many factors could cause actual results to differ materially from those we believe, expect or intend will occur, including:

               (i) changes in future conditions in one or more of the various geographic and/or product markets in which one or more of the Company's businesses competes, including, without limitation, as to governmental regulation (including attitudes as to competition by non-locally owned businesses); general economic conditions; weather or climate; local or non-local competitive factors; interest rate or currency fluctuations; and/or other conditions or factors;

              (ii) the ability to carry out successfully strategic corporate, marketing, tax and/or sales plans; and

             (iii) accuracy of assessments as to the effects of contingent liabilities, including, without limitations, taxes.

We cannot predict the actual affect these factors will have on our results and many of the factors and their effects are beyond our control. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

                                ----------------

         AMERICAN STANDARD(R), IDEAL STANDARD(R), STANDARD(R),
TRANE(R), WABCO(R), LARA(R), Copalis(R) and Dia Sorin(TM) and are registered trademarks of the Issuer. PORCHER(R) is a registered trademark of Porcher S.A., a subsidiary of the Issuer.

                                   THE COMPANY

         American Standard is a globally oriented manufacturer of high quality, brand-name products in three major product groups:

     o   air conditioning systems (60% of 1997 sales);

     o   bathroom and kitchen fixtures and fittings (24% of 1997 sales); and

     o braking and control systems for medium-sized and heavy trucks, buses, trailers and utility vehicles (16% of 1997 sales).

These percentages exclude the new Medical Systems segment which had sales of $50 million in the last six months of 1997, after the acquisition of Sorin and INCSTAR (see below).

American Standard is a market leader in each of these business segments in the principal geographic areas in which it competes. The Company's brand names include TRANE(R) and AMERICAN STANDARD(R) for air conditioning systems, AMERICAN STANDARD(R), IDEAL STANDARD(R), STANDARD(R) and PORCHER(R) for plumbing products, WABCO(R) for braking and related systems and LARA(R), Copalis(R) and DiaSorin(TM) for medical diagnostic systems. The Company emphasizes technologically advanced products such as air conditioning systems that utilize energy-efficient compressors and environmentally preferred refrigerants, water-saving plumbing products and commercial vehicle braking and related systems (including antilock braking systems, "ABS") that utilize electronic controls. At December 31, 1997, American Standard had 108 manufacturing facilities in 35 countries.

         American Standard Companies Inc. (the "Guarantor") is a Delaware corporation that has as its only significant asset all the outstanding common stock of American Standard Inc., a Delaware corporation (the "Issuer"). Hereinafter, "American Standard" or "the Company" will refer to the Guarantor and the Issuer, including their consolidated subsidiaries.

Overview of Business Segments

         Through 1996 American Standard operated three business segments: Air Conditioning Products, Plumbing Products and Automotive Products. In January 1997, the Issuer announced formation of its Medical Systems segment. As part of its operating strategies, the Company routinely evaluates potential investments in or acquisitions of new and related businesses.

         Air Conditioning Products. American Standard is a leading United States manufacturer of air conditioning systems for both domestic and export sales, and also manufactures air conditioning systems outside the United States. Air Conditioning Products manufactures "applied" (customer engineered, site-assembled) and "unitary" (self-contained, factory-assembled) air conditioning systems that are sold primarily under the TRANE(R) and AMERICAN STANDARD(R) names. Air Conditioning Products' sales to the commercial and residential markets represented approximately 75% and 25%, respectively, of Air Conditioning Products' total sales in 1997. Approximately 65% of Air Conditioning Products' sales in that period was to the replacement, renovation and repair markets, which have been less cyclical than the new residential and commercial construction markets. Management believes that Air Conditioning Products is well positioned for growth because of its high quality, brand-name products, significant existing market shares, the introduction of new product features such as electronic controls, the expansion of its broad distribution network, conversion to products utilizing environmentally preferable refrigerants and expansion of operations in developing market areas throughout the world, principally in the Asia-Pacific area (although the expansion there is expected to slow due to the unfavorable economic conditions existing in the region in 1998) and Latin America.

         Plumbing Products. American Standard is a leading manufacturer in Europe, the United States, the Far East, Latin American and in a number of other countries of bathroom and kitchen fixtures and fittings for the residential and commercial construction markets and retail sales channels. Plumbing Products manufactures and distributes its products under the AMERICAN STANDARD(R), IDEAL STANDARD(R), STANDARD(R) and PORCHER(R) names. Of Plumbing Products' 1997 sales, approximately 72% was derived from operations outside the United States and 28% was derived from operations in the United States. Management believes that Plumbing Products is well positioned for growth due to the high quality of its brand-name products, significant existing market shares in a number of countries, lower-cost product sourcing from Mexico and Eastern Europe and the expansion of existing operations in developing market areas throughout the world (principally the Far East, Latin America and Eastern Europe).

         Automotive Products. American Standard is a leading manufacturer, primarily in Europe and Brazil, of braking and related systems for the commercial and utility vehicle industry. Its most important products are pneumatic braking systems and related electronic and other control systems (including ABS) marketed under the WABCO(R) name for medium-size and heavy trucks, tractors, buses, trailers and utility vehicles. American Standard supplies vehicle manufacturers such as Mercedes-Benz, Volvo, Iveco (Fiat), RVI (Renault) and Rover. Management believes that Automotive Products is well positioned to benefit from its strong market positions in Europe and Brazil and increasing demand for ABS and other sophisticated electronic control systems in a number of markets (including the commercial vehicle market in the United States, where the mandated phase-in of ABS began in 1997), as well as from the technological advances embodied in the Company's products and its close relationships with a number of vehicle manufacturers.

         Medical Systems. In January 1997, the Company announced formation of its Medical Systems segment to pursue initiatives in the medical diagnostics field. For several years prior thereto, the Company had supported the development of two small medical diagnostic products groups focusing on test instruments using laser technology and reagents. The Company had invested an aggregate of approximately $40 million in the development of these businesses through December 31, 1996. To accelerate the commercialization of its technology and expand the number of diagnostic tests covered by its products, on June 30, 1997, the Company acquired the European medical diagnostic business of Sorin Biomedica S.p.A. ("Sorin"), an affiliate of the Fiat Group, and all outstanding shares of INCSTAR Corporation ("INCSTAR"), a U.S. biotechnology company, in which Sorin owned a 52% interest. Sorin and INCSTAR develop and market test reagents for clinical diagnostics and medical research. The aggregate cost of the acquisition was approximately $212 million, including fees and expenses.

                                  RISK FACTORS

         Before you invest in the debt securities, you should consider carefully the following risk factors, in addition to the other information contained in this prospectus.

Substantial Leverage

         At September 30, 1998, our total indebtedness was approximately $2.46 billion. This amount includes short-term debt and the current portion of long-term debt. At September 30, 1998, we had scheduled principal payments of $16 million for 1998, $167 million for 1999 and $27 million for 2000. In January 1997, the Issuer entered into the $1.75 billion amended and restated credit agreement (the "Facilities"), consisting of a $1.375 billion revolving credit facility and a $375 million periodic access facility. At September 30, 1998, the Issuer had unused borrowing capacity under the Facilities of approximately $626 million.

         The Issuer is able to borrow under the Facilities to pay for the redemption of certain of its outstanding public debt securities and for other general corporate purposes. The Issuer and its subsidiaries may also borrow under the Facilities or otherwise from time to time to finance capital expenditures, joint ventures, acquisitions or other expenditures, subject to restrictions in the Facilities and the Issuer's other debt instruments.

         Our substantial leverage could have important consequences, including:

     o the need to use substantial portions of operating cash flow to meet interest and principal repayment obligations;

     o   exposure to interest rate fluctuations due to floating interest rates;

     o   increased vulnerability to changes in general economic conditions;

     o   competitive pressures and changes in government regulations;

     o   limiting our ability to obtain additional financing; and

     o potential limitations on our ability to realize some or all of the benefit of significant business opportunities.

In addition, our results of operations reflect the effects of purchase accounting and significant interest expense resulting from our highly leveraged capital structure.

Ranking of Debt Securities

         The stock of the Issuer and its foreign and domestic subsidiaries has been pledged to secure all indebtedness under the Facilities. In addition, the Guarantor, the Issuer and certain subsidiaries of the Issuer have guaranteed the repayment of the borrowings under the Facilities. The debt securities will not be secured. The stock of the Issuer and its foreign and domestic subsidiaries has been pledged to secure all indebtedness under the Facilities. In addition, the Guarantor, the Issuer and certain subsidiaries of the Issuer have guaranteed the repayment of the borrowings under the Facilities. The debt securities will not be secured. Therefore, if the Issuer or the Guarantor were unable to pay when due the amount of any principal or interest on the debt securities, the ability of the holders of the debt securities to proceed against the equity interests of the Issuer or any of its subsidiaries to satisfy such amounts would be subject to the prior satisfaction in full of all amounts owing under the Facilities. In addition, as secured creditors, the lenders under the Facilities would control the disposition and sale of the equity of the Issuer and its subsidiaries after an event of default under the Facilities and would not be legally required to take into account the interests of unsecured creditor of the Issuer or the Guarantor, such as the holders of the debt securities, with respect to any such disposition or sale. In addition, all the debt securities issuable under this prospectus will be effectively subordinated to creditors (including possibly the lenders under the Facilities and other lenders, tax authorities and trade creditors) and preferred stockholders (if any) of the Issuer's subsidiaries. In addition, all the debt securities issuable under this prospectus will be effectively subordinated to creditors (including possibly the lenders under the Facilities and other lenders, tax authorities and trade creditors) and preferred stockholders (if any) of the Issuer's subsidiaries.

International Operations

         We conduct significant operations outside the United States, principally through subsidiaries, in most of the major countries of Western Europe, Bulgaria, the Czech Republic, Brazil, the People's Republic of China ("PRC"), Thailand, Mexico, the Philippines, Central American countries, Malaysia, South Korea, Taiwan, Australia and Egypt.

         In addition, we conduct business in these and other countries through affiliated companies and partnerships in which we own 50% or less of the equity interests of such entities. We have manufacturing operations in 35 countries.


International operations are subject to a number of special risks, including:

     o   currency exchange rate fluctuations,

     o   potential and changing restraints on trade barriers,

     o   exchange controls,

     o   the potential for governmental expropriation of assets,

     o   political risks and

     o   risks of increases in taxes.

In addition, various jurisdictions outside the United States have laws limiting the right and ability of non-United States entities to pay dividends and remit earnings to affiliated companies unless specified conditions are met.

         Our financial performance on a U.S. dollar denominated basis can be significantly affected by changes in currency exchange rates. Such changes have much less effect on local operating results because we generally sell our products in the same country in which they are manufactured. The asset exposure of foreign operations to the effects of exchange volatility has been partly offset by the denomination in foreign currencies of a portion of the Company's borrowings. We also sometimes enter into agreements with the intent to reduce our exposure to fluctuations in foreign currency values. These agreements have not been and we do not expect them to be material.

Tax Matters

         We have reorganized and restructured our international operations in the past, and may do so again in the future, based on certain assumptions we believe to be correct relating to:

     o   various tax laws (including capital gains and withholding tax laws),

     o   United States and international tax treaty developments,

     o   international currency exchange and capital repatriation laws and

     o   other relevant laws applicable in non-United States jurisdictions.

While we believe that such assumptions are correct, taxing or other authorities may conclude otherwise, and we may experience adverse tax and other financial consequences if our assumptions are incorrect, or if applicable tax laws are changed or modified.

         German tax authorities examined our German subsidiaries' tax returns for the years 1984 through 1990 and raised questions about the treatment of certain significant matters. In 1992, we paid approximately $18 million (at September 30, 1998 exchange rates) of disputed German income tax. We then sued to obtain a refund of this tax and our suit is still pending. In March 1996, we received another assessment for additional taxes of approximately $65 million (at September 30, 1998 exchange rates), plus interest, principally relating to the 1988 to 1990 period. We are appealing this assessment. If our appeal is denied we expect to bring a lawsuit in the German courts to have the assessment declared incorrect.

         We also engaged in significant transactions similar to those that gave rise to the assessment after 1990. In June 1997, the German tax authorities commenced an audit of the years 1991 through 1994. Because the German tax authorities assessed additional taxes for the 1988-1990 period, they might, after completing the current audit, propose tax adjustments for the 1991-1994 period that could be as much as 50% higher. In addition, we believe that the German tax authorities may propose additional tax adjustments of approximately $47 million (at September 30, 1998 exchange rates) for the years 1991-1994 with respect to the repayment of an intercompany financing instrument. We are unable to predict when this assessment will be made. We believe, based on the opinion of German legal counsel, Meilicke Hoffmann & Partner, that the German tax returns are substantially correct as filed and that any adjustments would be inappropriate. Accordingly, we have not recorded any loss contingency at September 30, 1998 with respect to such matters. We intend to vigorously contest any adjustments that may be assessed.

         We have agreed with the German tax authorities to make a partial security deposit for the additional taxes and interest assessed in March 1996. We paid approximately $12 million (at September 30, 1998 exchange rates) in January 1997 and applied approximately $6 million (at September 30, 1998 exchange rates) of German tax refunds due us for the 1996 tax year to the security deposit. The German tax authorities granted a staying order for the balance of the additional taxes and interest assessed in March 1996. The staying order provides that no further payment or other security will be required from us before the matter is litigated or finally resolved. We expect the staying order to be renewed during litigation. Upon final resolution, either we will have to pay any tax liability that exceeds the amount of our security deposit (with interest from the assessment date) or we will receive a refund of all or any part of our security deposit that is greater than any tax that we owe (with interest from the date of deposit).

         Our tax provision in Germany was higher in 1994 through 1997, as a result of German tax legislation first effective in 1994. Our tax provision will continue to be higher in 1998 and in the future. As a result of the 1994 legislation and our higher tax provisions, we believe our tax exposure relating to the major issues under the audit referred to above will be reduced starting with the 1994 tax year and continuing thereafter.

                                 USE OF PROCEEDS

         Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of debt securities for general corporate purposes, which may include the repayment of outstanding debt, stock repurchases, certain investments, acquisitions, additions to working capital or capital expenditures.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Set forth below is the Company's ratio of earnings to fixed charges for the periods indicated:

                                                                                                             Nine
                                                                                                            Months
                                                                                                             Ended
                                                                    Year Ended December 31,             September 30,
                                                          ----------------------------------------      -------------
                                                          1993    1994     1995     1996      1997      1997    1998
                                                          ----    ----     ----     ----      ----      ----    ----
Ratio of Earning to Fixed Charges(a)...............       (b)     (b)       2.0     1.3       2.0       1.9      2.5

(a) For the purpose of computing the above ratios, fixed charges consist of interest on debt (including capitalized interest), amortization of debt discount and expense, and a portion of rentals determined to be representative of interest. Earnings consist of consolidated net income before income taxes, plus fixed charges other than capitalized interest but including the amortization thereof, adjusted by the excess or deficiency of dividends over income of entities accounted for by the equity method.

(b) Earnings were insufficient to cover fixed charges for the years ended December 31, 1993 and 1994 by $80.5 million and $16.0 million, respectively. The year ended December 31, 1996 included a non-cash asset impairment charge of $235.2 million resulting from the adoption of Statement of Financial

         Accounting Standards No. 121. Excluding that charge, the ratio of earnings to fixed charges in that period would have been 2.3.

                         DESCRIPTION OF DEBT SECURITIES

         This section describes the general terms and provisions of the debt securities. The prospectus supplement will describe the particular terms of the debt securities offered by that prospectus supplement and will note the extent, if any, to which the general provisions described below do not apply to the debt securities so offered. The prospectus supplement relating to each individual/separate offering of debt securities will also describe any applicable federal income tax considerations. You should read both this prospectus and the applicable prospectus supplement for a description of the terms of each particular series of debt securities.

         The debt securities will be issued under an indenture (the "Indenture"), among the Issuer, the Guarantor and The Bank of New York, as trustee. The Indenture is subject to and qualified by the Trust Indenture Act of 1939, as amended (the "TIA"). The Indenture has been filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the debt securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of debt securities, including the definitions therein of certain terms. Capitalized terms not otherwise defined herein shall have the meaning given in the Indenture.

Terms

         General. The debt securities (the "Debt Securities") will be direct unsecured obligations of the Issuer and will be unconditionally guaranteed (the "Debt Guarantees") as to payment of principal premium, if any, and interest by the Guarantor. The Debt Securities and Debt Guarantees will rank pari passu with other unsecured unsubordinated obligations of the Issuer and the Guarantor, respectively.

         The Debt Securities may be issued without limit as to aggregate principal amount (up to the maximum aggregate amount of Debt Securities registered under the Registration Statement), in one or more series, in each case as established from time to time by the Issuer or as set forth in the Indenture or in one or more Indenture supplemental to the Indenture.

         The Issuer may designate more than one Trustee under the Indenture, with each Trustee acting with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee. Except as otherwise indicated herein, any action described to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under an Indenture.

         Each prospectus supplement relating to a series of Debt Securities being offered will contain specific terms of such series of Debt Securities. Those specific terms will include some or all of the following:

         (1)   The title of the Debt Securities;

         (2) The aggregate principal amount of the Debt Securities and any limit on such aggregate principal amount;

         (3) The price at which the Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

         (4) The date or dates, or the method for determining such date or dates, on which the principal of the Debt Securities will be payable;

         (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Debt Securities will bear interest, if any;

         (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (7) The place or places where the principal of and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Issuer in respect of such Debt Securities and the Indenture may be served;

         (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Issuer;

         (9) The obligation, if any, of the Issuer to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

         (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

         (12) Whether the principal of or interest on the Debt Securities of the series is to be payable, at the election of the Issuer or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

         (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

         (14) Any deletions from, modifications of or additions to the Events of Default or covenants of the Issuer with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

         (15) Whether and under what circumstances the Issuer will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Issuer will have the option to redeem such Debt Securities in lieu of making such payment;

         (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor or any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

         (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

         (18) The Person to whom any interest of any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

         (19) Whether such Debt Securities will be issued in certificated or book entry form;

         (20) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

         (21) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; and

         (22) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

         The Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement.

         The Indenture does not contain any provisions that would limit the ability of the Guarantor or its Subsidiaries to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Issuer or its Subsidiaries or in the event of a change of control. Please see the applicable prospectus supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants that are described below.

Global Securities

         The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities"). The Global Securities will be deposited with a depositary identified in the applicable prospectus supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. We will describe the specific terms of the depositary arrangement with respect to a series of Debt Securities in the applicable prospectus supplement.

Denomination, Interest, Registration and Transfer

         The Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations applicable to any such Debt Securities will be described in the applicable prospectus supplement. Bearer Debt Securities will be transferable by delivery.

         The principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable prospectus supplement. Even though we will designate the Trustee's corporate office as an official place of payment, we may elect to pay interest by having the Trustee either mail a check to the person listed in the applicable register for such Debt Securities as the owner of the Debt Securities or by delivering funds to such person, in accordance with their instructions, by wire transfer at an account maintained within the United States.

         If we do not pay or duly provide for any interest when due on a Debt Security in registered form ("Defaulted Interest"), the interest will not be payable to the holder on the applicable Regular Record Date. We may pay the Defaulted Interest either to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or at any time in any other lawful manner.

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be exchanged or transferred, pursuant to procedures in the Indenture.

No service charge (other than tax or other governmental charges) will be made for any registration of transfer or exchange of any Debt Securities.

         Neither the Issuer nor any Trustee shall be required to:

         (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on

                  (i) if such Debt Securities are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and

                  (ii) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption;

         (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part;

         (c) exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor; provided that such Registered Security shall be simultaneously surrendered for redemption; or

         (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

         We will make payment in respect of Debt Securities in bearer form in the currency and in the manner designated in the applicable prospectus supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Issuer may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Issuer for a series of Debt Securities will be named in the applicable prospectus supplement. The Issuer may at any time designate additional paying agents or rescind the designation of any paying agents, except that,

         o if Debt Securities of a series are issuable in registered form, the Issuer will be required to maintain at least one paying agent in each place of payment for such series and

         o if Debt Securities of a series are issuable in bearer form, the Issuer will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

Merger, Consolidation or Sale of Assets

         The Indenture provides that the Issuer or the Guarantor may, without the consent of the holders of any outstanding Debt Securities, consolidate with or sell, lease or convey all or substantially all of their assets to, or merge with or into, any other entity provided that:

         (a) either the Issuer or the Guarantor, as the case may be, shall be the continuing entity, or the successor entity formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Guarantor's or the Issuer's obligations under the Debt Securities and the Indenture;

         (b) immediately after giving effect to such transaction, no default or Event of Default under the Indenture, shall have occurred and be continuing; and

         (c) an officers' certificate and legal opinion covering certain of such conditions shall be delivered to each Trustee.

Certain Covenants

         The applicable prospectus supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this prospectus. Unless otherwise indicated in the applicable prospectus supplement, the Debt Securities will include the following covenants of the Issuer and the Guarantor:

         Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," each of the Issuer and the Guarantor is required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Issuer or the Guarantor shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

         Maintenance of Properties. The Issuer and the Guarantor are required to cause all of their material properties used or useful in the conduct of their business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer or the Guarantor may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Guarantor, the Issuer and their subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

         Insurance. The Issuer and Guarantor are required to cause each of their subsidiaries to maintain reasonably adequate insurance.

         Payment of Taxes and Other Claims. The Issuer and Guarantor are required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

         (i) all taxes, assessments and governmental charges levied or imposed upon them or any subsidiary or upon the income profits or property of the Issuer or Guarantor or any of their subsidiaries and

         (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Issuer or Guarantor or any of their subsidiaries;

provided, however, that neither the Issuer nor the Guarantor shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

Events of Default, Notice and Waiver

         Unless otherwise provided in the applicable prospectus supplement, the Indenture provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder:

         (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days;

         (b) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series when due and payable;

         (c) default in making any sinking fund payment as required for any Debt Security of such series;

         (d) default in the performance, or breach, of any other covenant or warranty of the Issuer or the Guarantor in the Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture;

         (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Guarantor or the Issuer (or by any subsidiary the repayment of which the Issuer has guaranteed or for which the Issuer is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $20,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after written notice to the Issuer as provided in the Indenture;

         (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Guarantor, the Issuer or any Significant Subsidiary of the Issuer; and

         (g) any other event of default provided with respect to a particular series of Debt Securities.

         The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

         If an Event of Default for any series of Debt Securities occurs and is continuing, then the applicable Trustee or the holders of at least 25% in principal amount of the Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium, if any, on, all the Debt Securities of that series to be due and payable immediately; provided that in the case of an Event of Default described under the clause (f) with respect to the Issuer of the preceding paragraph, acceleration is automatic. If payment on the Debt Securities has been accelerated, subject to certain conditions, the holders of at least a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if:

         (a) the Issuer shall have deposited with the applicable Trustee all required payments on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee, and

         (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium, if any), with respect to Debt Securities of such series have been cured or waived as provided in the Indenture.

         The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may also waive any past default with respect to such series and its consequences, except a default

         (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or

         (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

The Issuer and Guarantor are required to file an annual certificate with the Trustee stating whether they are in compliance with all conditions and covenants under the Indenture.

         The Indenture requires the Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived. The Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

         No holders of Debt Securities of any series may institute any proceedings with respect to the Indenture or for any remedy thereunder, except if the applicable Trustee fails, for 60 days, to act after it has received

         o a written request to institute proceedings in respect of an Event of Default from the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, and

         o        an offer of indemnity reasonably satisfactory to it.

This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the dates such payments are due.

         Subject to provisions in the Indenture relating to its duties in case of default, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of at least a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

Modification of the Indenture

         We may modify and amend the Indenture only with the consent of the holders of at least a majority in principal amount of all outstanding Debt Securities issued under the Indenture affected by such modification or amendment. No such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby:

         (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security;

         (b) reduce the principal amount of, or the rate or amount of interest on, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy;

         (c) change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any Debt Security;

         (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security;

         (e) modify or affect in any manner adverse to the interest of holders of Debt Securities the obligation of the Guarantor under the Debt Guarantees in respect of the due and punctual payment of the principal of (and premium, if any) or interest on the Debt Securities;

         (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security; or

         (g) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture.

         The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series, on behalf of all holders of Debt Securities of that series, insofar as that series is concerned, may waive compliance by the Issuer and the Guarantor with certain restrictive covenants of the Indenture.

         We may modify and amend the Indenture with the agreement of the Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes:

         (a) to evidence the succession of another person to the obligations of the Issuer and the Guarantor under the Indenture;

         (b) to add to the covenants of the Issuer and Guarantor for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Issuer and Guarantor in the Indenture;

         (c) to add events of default for the benefit of the holders of all or any series of Debt Securities;

         (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect;

         (e) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision;

         (f)      to secure the Debt Securities;

         (g) to establish the form or terms of Debt Securities of any series;

         (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

         (i) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture in any material respect; or

         (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

         In determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities,

         (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof,

         (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above),

         (c) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the Indenture, and

         (d) Debt Securities owned by the Issuer or the Guarantor or any other obligor upon the Debt Securities or any affiliate of the Issuer or the Guarantor or of such other obligor shall be disregarded.

         The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the Trustee, and also, upon request, by the Issuer or the Guarantor or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holders of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

         Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

Discharge, Defeasance and Covenant Defeasance

         The Issuer and Guarantor will be permitted, at their option, to discharge certain obligations to holders of any series of Debt Securities jointly issued under the Indenture that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year). This discharge will occur when we irrevocably deposit with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable and/or Government Obligations (as defined below) in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

         The Issuer may elect either:

         (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("indenture defeasance") or

         (b) to be released from certain obligations with respect to such Debt Securities under the Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable prospectus supplement, its obligations with respect to any other covenant, and any omission to comply with such obligation shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance");

in either case upon the irrevocable deposit by the Issuer with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Governmental Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Any such discharge shall result in a discharge of the same obligations of the Guarantor.

         Such a trust will only be permitted to be established if, among other things, the Issuer or the Guarantor has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of indenture defeasance, will be required to refer to and be based upon a ruling received from the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such indenture defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

         "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required be law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

         If after the Issuer has deposited funds and/or Government Obligations to effect indenture defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, then the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as the same become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate.

         "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the European Currency Unit ("ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. All payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

         In the event the Issuer effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described above in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of the Indenture (which sections would no longer be applicable to such Debt Securities) or described above in clause (g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.

         The applicable prospectus supplement may further describe the provisions, if any, permitting indenture defeasance or covenant defeasance, including any modification to the provisions described above, with respect to the Debt Securities of or within a particular series.

                              PLAN OF DISTRIBUTION

         The Issuer may sell Debt Securities:

         o        through underwriters or dealers,

         o        directly to one or more purchasers, or

         o        through agents.

         The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

         In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Issuer or from purchasers of Debt Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters under the Securities Act, and any discounts or commission they receive from the Issuer and any profit on the resale of Debt Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Issuer will be described, in the applicable prospectus supplement.

         Each series of Debt Securities to be offered hereunder will be a new issue with no established trading market. The Issuer may elect to list any series of Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to either the existence or liquidity of a trading market for the Debt Securities.

         Under agreements into which the Issuer and Guarantor may enter, they may agree to indemnify underwriters, dealers and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, the Issuer and/or the Guarantor in the ordinary course of business.

         If so indicated in the applicable prospectus supplement, the Issuer will authorize underwriters or agents to solicit offers by certain institutions to purchase Debt Securities from the Issuer pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include:

         o        commercial and savings banks,

         o        insurance companies,

         o        pension funds,

         o        investment companies,

          o educational and charitable institutions.

         The obligations of any purchaser under any such contract will be subject to the condition that such purchase of the Debt Securities shall not at the time of their delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

         In order to comply with the securities laws of certain states, if applicable, the Debt Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Debt Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

         Certain legal matters, including the legality of the Debt Securities and the Debt Guarantees covered by this prospectus will be passed upon for the Issuer and the Guarantor by Richard A. Kalaher, Esq., Vice President, General Counsel & Secretary of the Issuer, and for any underwriters, dealers or agents by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                     EXPERTS

         The consolidated financial statements and schedules of American Standard Inc. and American Standard Companies Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, incorporated by reference in American Standard Inc.'s, and American Standard Companies Inc.'s Annual Reports on Form 10-K for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         We have included certain information in the prospectus with respect to German tax matters in reliance upon the authority of Meilicke Hoffmann & Partner in German tax matters.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

 The following table sets forth the registrant's expenses in connection with the issuance of the Debt Securities being registered. Except for the registration fee, the listed amounts are estimates.

        Registration fee ..................................       $139,000.00
        Blue Sky fees and expenses ........................         25,000.00
        Trustee's fees ....................................         25,000.00
        Printing and duplicating expenses .................        250,000.00
        Legal fees and expenses ...........................        100,000.00
        Accounting fees and expenses ......................        100,000.00
        Miscellaneous .....................................          6,000.00
                                                                -------------

                 Total ....................................       $645,000.00
                                                                ==============



Item 15.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

         In accordance with the Delaware Law, the Restated Certificates of Incorporation of each of the Issuer and Guarantor contains a provision to limit the personal liability of the directors for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its respective stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

         Subsection (b) of Article EIGHTH of the Guarantor's Restated Certificate of Incorporation and subsection (b) of Article SEVENTH of the Issuer's Restated Certificate of Incorporation provides for indemnification of directors and officers as follows:

              (a) The Corporation shall indemnify, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to be taken or omitted in such capacity, and may to the same extent indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or any appeal therefrom.

         Article VI of the Amended By-Laws of each of the Issuer and the Guarantor provides for indemnification of directors and officers as follows:

         Section 6.1. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

         The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         Section 6.2. Successful Defense. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section
6.1 hereof or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Section 6.3. Determination That Indemnification Is Proper. Any Indemnification of a Director or officer of the Corporation under Section 6.1 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the Director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Section 6.1 hereof. Any indemnification of an employee or agent of the Corporation under Section 6.1 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.1 hereof. Any such determination shall be made (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         Section 6.4. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation's counsel to represent such Director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

         Section 6.5. Procedure for Indemnification of Directors and Officers. Any indemnification of a Director or officer of the Corporation under Sections
6.1 and 6.2, or advance of costs, charges and expenses to a Director or officer under Section 6.4 of this Article, shall be made promptly, and in any event within 30 days, upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article shall be enforceable by the Director or officer in any court or competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.4 of this Article where the required undertaking, if any, has been received by the

Corporation) that the claimant has not met the standard of conduct set forth in
Section 6.1 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.1 of this Article, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Section 6.6. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each Director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect. Any repeal or modification of these indemnification provisions shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such director, officer, employee or agent.

         The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 6.7. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

         Section 6.8. Severability. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

Item 16.  Exhibits.

Exhibit No.  Description
----------   -----------

(1)          Form of Underwriting Agreement (incorporated by reference to
             Exhibit 1 to the Issuer's Registration Statement on Form S-3 (File No. 333-32627)).

(4)          Indenture for the Senior Debt Securities
             (incorporated by reference to Exhibit 4.1 to the Issuer's Quarterly Report on Form 10-Q for the
             Quarter Ended September 30, 1998).

(5) Opinion of Richard A. Kalaher, Esq., regarding the legality of the securities being registered.

(12)         Computation of ratios of earnings to fixed charges of the Issuer.

(23) (i)     Consent of Ernst & Young LLP.

    (ii)     Consent of Richard A. Kalaher, Esq., included in Exhibit (5).

   (iii)     Consent of Meilicke Hoffmann & Partner.

(24)         Powers of Attorney.

(25)         Statement of Eligibility on Form T-1 of The Bank of New York.

(27)         Financial Data Schedule; previously filed as Exhibit
             27 by the Issuer in its Form 10-Q for the quarter ended September 30, 1998, and herein incorporated by reference.

Item 17. Undertakings.

(a)      The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of either registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Piscataway, State of New Jersey on November 25, 1998.

                             AMERICAN STANDARD INC.


                             By:  /s/ EMMANUEL A. KAMPOURIS
                                  -------------------------
                                  (Emmanuel A. Kampouris)
                                  Chairman, President and Chief Executive
                                  Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 25, 1998.


/s/ EMMANUEL A. KAMPOURIS                      Chairman, President and Chief Executive Officer;
-------------------------                      Director (Principal Executive Officer)
(Emmanuel A. Kampouris)


/s/ GEORGE H. KERCKHOVE*                       Vice President and Chief Financial Officer;
-------------------------                      Director (Principal Financial Officer)
(George H. Kerchkhove)


/s/ G. RONALD SIMON                            Vice President and Controller
-------------------------                      (Principal Accounting Officer)
(G. Ronald Simon)


/s/ STEVEN E. ANDERSON*                        Director
-------------------------
(Steven E. Anderson)


/s/ HORST HINRICHS*                            Director
-------------------------
(Horst Hinrichs)


                                      II-9



/s/ SHIGERU MIZUSHIMA*                         Director
---------------------------
(Shigeru Mizushima)


/s/ ROGER W. PARSONS*                          Director
---------------------------
(Roger W. Parsons)


/s/ J. DANFORTH QUAYLE*                        Director
---------------------------
(J. Danforth Quayle)


/s/ DAVID M. RODERICK*                         Director
---------------------------
(David M. Roderick)

/s/ JOSEPH S. SCHUCHERT*                       Director
---------------------------
(Joseph S. Schuchert)


*By:  /s/ FREDERICK C. PAINE
----------------------------
(Frederick C. Paine,
as attorney-in-fact)


                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Piscataway, State of New Jersey on November 25, 1998.

                                   AMERICAN STANDARD COMPANIES INC.


                                   By:  /s/ EMMANUEL A. KAMPOURIS
                                        -------------------------
                                        (Emmanuel A. Kampouris)
                                        Chairman, President and Chief
                                        Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 25, 1998.


/s/ EMMANUEL A. KAMPOURIS                      Chairman, President and Chief Executive Officer;
-------------------------                      Director (Principal Executive Officer)
(Emmanuel A. Kampouris)


/s/ GEORGE H. KERCKHOVE*                       Vice President and Chief Financial Officer;
-------------------------                      Director (Principal Financial Officer)
(George H. Kerchkhove)


/s/ G. RONALD SIMON                            Vice President and Controller
-------------------------                      (Principal Accounting Officer)
(G. Ronald Simon)


/s/ STEVEN E. ANDERSON*                        Director
-------------------------
(Steven E. Anderson)


/s/ HORST HINRICHS*                            Director
-------------------------
(Horst Hinrichs)


                                      II-11



/s/ SHIGERU MIZUSHIMA*                         Director
---------------------------
(Shigeru Mizushima)


/s/ ROGER W. PARSONS*                          Director
---------------------------
(Roger W. Parsons)


/s/ J. DANFORTH QUAYLE*                        Director
---------------------------
(J. Danforth Quayle)


/s/ DAVID M. RODERICK*                         Director
---------------------------
(David M. Roderick)

/s/ JOSEPH S. SCHUCHERT*                       Director
---------------------------
(Joseph S. Schuchert)


*By:  /s/ FREDERICK C. PAINE
----------------------------
(Frederick C. Paine,
as attorney-in-fact)


                                     II-12